Exhibit 5.1

[Latham & Watkins Letterhead]

July 30, 2003

Cherokee Inc.

6835 Valjean Avenue

Van Nuys, California 91406-4713

Re:	Registration Statement on Form S-8
250,000	shares of Common Stock, par value $.02 per share

Ladies and Gentlemen:

In connection with the registration by Cherokee Inc., a Delaware corporation (the “Company”), of 250,000 shares of common stock of the Company, par value $0.02 per share (the “Shares”), issuable under the Company’s 2003 Incentive Award Plan (the “Plan”), under the Securities Act of 1933, as amended, on Form S–8 filed with the Securities and Exchange Commission on July 30, 2003 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and in reliance thereon, it is our opinion that as of the date hereof, upon the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, the Shares have been duly authorized and, upon issuance, delivery and payment therefor of legal consideration at least equal to the aggregate par value of the Shares issued and in the manner contemplated by the Plan, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ LATHAM & WATKINS LLP

Latham & Watkins LLP